Exhibit 99.1

            CastlePoint Reports First Quarter 2007 Results

    HAMILTON, Bermuda--(BUSINESS WIRE)--May 3, 2007--CastlePoint Holdings, Ltd. (NASDAQ: CPHL) today reported its financial results for the first quarter of 2007. CastlePoint reported net income of approximately $7.1 million in its first quarter as a public company. CastlePoint reported diluted earnings per share of $0.23 for the first quarter of 2007 as compared to $(0.29) per share for the same period in 2006.

    Key Highlights:

    -- Net premiums written for the quarter were $72.0 million, compared to zero in the prior year period

    -- 28% of total written premiums generated from clients other than operating subsidiaries of Tower Group, Inc., CastlePoint's sponsor

    --  Consolidated combined ratio was 93.7%

    -- Shareholders' equity increased by $121.3 million including $114 million of net proceeds to us from successful completion of IPO



GAAP Financial Summary:

                                    Three Months Ended
                                         March 31,
                                     2007        2006
                                  -----------------------
                                  ($ in thousands except
                                     per share amounts)
                                  =======================
Net premiums written                  $71,895          -
Net premiums earned                    45,596          -
Net investment income                   5,791          -
Net realized (losses) gains on
 investments                                6          -

Total revenues                         53,954          -
Net income/(loss)                       7,071      $(436)
EPS - basic                             $0.23     ($0.29)
EPS - diluted                           $0.23     ($0.29)
Return on average equity                  9.6%


    Michael H. Lee, Chief Executive Officer of CastlePoint Holdings, stated "This was our first quarter as a public company and our fourth quarter since our inception in April 2006. With $72.0 million in net premiums written including 28% of net premiums written in the quarter from clients other than Tower, we are pleased that our reinsurance, risk sharing, and programs solutions are continuing to find excellent reception in the marketplace. Our consolidated combined ratio of 93.7% reflects continued excellent underlying loss ratios from Tower, our largest customer, as well as continued reduction in our overall expense ratio as our business has expanded. The substantial increase in business from clients other than Tower also demonstrates our success in marketing our unique risk sharing and other reinsurance and insurance solutions.

    Total revenues were $54.0 million in the first quarter of 2007. Net premiums earned represented 64.8% of net premiums written for the three months ended March 31, 2007.

    Tower ceded 49% of its brokerage business written premiums to CastlePoint Reinsurance Company, Ltd., our reinsurance subsidiary, in the quarter, and for the three months ended March 31, 2007 we received $51.6 million total written premiums and $37.7 million total earned premiums from Tower. From clients other than Tower we generated $20.3 million in written premiums and $8.9 million in net earned premiums for the three months ended March 31, 2007. Our pipeline of programs and risk sharing as well as reinsurance deals continues to be strong. A.M. Best has confirmed CPRe's "A-" rating.

    Our subsidiary CastlePoint Insurance Company, our U.S. domestic primary insurer, received an A- rating from A.M. Best during the quarter. We expect CastlePoint Insurance Company to begin receiving a share of Tower's brokerage business during the second quarter of this year, subject to regulatory approval. We also expect our services income as a result of managing programs to increase throughout the year.

    We generated investment income of $5.8 million during the quarter, and our average cash and invested assets were 1.69 times average shareholders' equity for the quarter. We expect the ratio of our invested assets to shareholders' equity to increase throughout the year and consequently our investment income to increase.

    Additional Highlights and Disclosures:

    Completion of IPO

    On March 22, 2007, CastlePoint Holdings completed its initial public offering. We issued and sold 8,697,148 common shares, including 1,134,410 shares pursuant to the exercise of the underwriters' over-allotment option, at a price of $14.50 per share. We received net proceeds from the IPO, after deducting underwriting discounts and other offering expenses, of $114.0 million.

    Redemption of Tower's Perpetual Preferred Stock

    In December 2006, CastlePoint purchased 40,000 of Tower's perpetual preferred stock for an aggregate consideration of $40 million. On January 26, 2007, Tower redeemed all of such stock at the redemption price of $40 million in the aggregate plus approximately $0.3 million in accrued dividends that were paid in January 2007.

    Dividend Declaration

    The board of directors of CastlePoint Holdings has approved a quarterly dividend of $0.025 per share payable on June 27, 2007 to its shareholders of record as of June 15, 2007.

    2007 Guidance

    We believe our business strategies and platform position us very well to continue to grow. In addition, we expect that our net income and return on equity will increase, as agreements we have already executed both with Tower and other clients become earned premiums and as our invested assets continue to grow relative to our shareholders' equity.

    For the second quarter of 2007, we project net income to increase to a range between $9.0 million and $11.0 million. We project CastlePoint's diluted earnings per share in the second quarter to be in the range between $0.24 and $0.27 per diluted share. For the full year, we anticipate diluted earnings per share to be between $1.10 and $1.20.

    About CastlePoint Holdings, Ltd.

    CastlePoint, a Bermuda-based holding company, through its subsidiaries, CastlePoint Reinsurance Company, CastlePoint Management Corp., and CastlePoint Insurance Company, provides property and casualty insurance and reinsurance business solutions, products and services to small insurance companies and program underwriting agents in the United States.

    CPHL-F

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of CastlePoint may include forward-looking statements that reflect CastlePoint's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause CastlePoint's actual results to differ materially from those indicated in these statements. The company believes that these factors include but are not limited to ineffectiveness or obsolescence of its business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than CastlePoint's underwriting, reserving or investment practices anticipate based on historical experience or industry data; the ability to obtain necessary governmental licenses; the ability to hire and retain executive officers and other key personnel; the ability to make certain acquisitions in a timely fashion necessary to fulfill the company's business plan; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of the company's investments; changes in regulations or laws applicable to CastlePoint, its subsidiaries, brokers or customers including tax laws in Bermuda and the United States; acceptance of CastlePoint's products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of CastlePoint's reinsurers to pay claims timely or at all; decreased demand for the company's insurance or reinsurance products; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under CastlePoint's insurance policies or the policies that it reinsures; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and CastlePoint undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

    For more information visit CastlePoint's website at http://www.castlepoint.bm/.



                      CastlePoint Holdings, Ltd.
                     Consolidated Balance Sheets

                                              (Unaudited)
                                              March 31,   December 31,
                                                  2007        2006
                                              ----------- ------------
                                              ($ in thousands, except
                                                par value and share
                                                      amounts)
Assets
Fixed-maturity securities, available-for-
 sale, at fair value (amortized cost $408,357
 for 2007; $293,878 for 2006)                  $ 410,726    $ 295,527
Short-term investments, available-for-sale,
 at fair value (amortized cost $1,751 for
 2007; $51,626 for 2006)                           1,751       51,638
                                              ----------- ------------
    Total available-for-sale investments         412,477      347,165
Investment in Tower preferred stock                   --       40,000
Common trust securities - statutory business
 trusts, equity method                             3,094        3,094
                                              ----------- ------------
           Total investments                     415,571      390,259
Cash and cash equivalents                        158,380       34,784
Accrued investment income                          2,873        2,211
Assumed premiums receivable (primarily with
 related parties)                                 52,534       44,930
Premiums receivable - programs (primarily
 with related parties)                             1,994        1,295
Deferred acquisition costs (primarily with
 related parties)                                 38,605       30,363
Deferred income taxes                              1,614        1,089
Deferred financing fees                            3,092        3,084
Other assets                                       5,366        3,327
                                              ----------- ------------
    Total Assets                               $ 680,030    $ 511,342
                                              =========== ============
Liabilities and Shareholders' Equity
Liabilities
Loss and loss adjustment expenses (primarily
 with related parties)                         $  54,113    $  34,192
Unearned premium (primarily with related
 parties)                                        111,482       86,181
Assumed losses payable (primarily with
 related parties)                                  5,393        3,496
Premiums payable-programs (primarily with
 related parties)                                  1,802        1,072
Accounts payable and accrued expenses              2,029        2,869
Other liabilities                                  1,065          725
Subordinated debentures                          103,094      103,094
                                              ----------- ------------
   Total Liabilities                           $ 278,977    $ 231,629
                                              ----------- ------------

Stockholders' Equity
Common shares ($0.01 par value, 100,000,000
 shares authorized; 38,277,148 and 29,580,000
 shares issued in 2007 and 2006)                     383          296
Additional paid-in-capital                       383,714      269,473
Accumulated other comprehensive net income         2,337        1,657
Retained earnings                                 14,619        8,288
                                              ----------- ------------
   Total Stockholders' Equity                    401,053      279,713
                                              ----------- ------------
   Total Liabilities and Stockholders' Equity  $ 681,030    $ 511,342
                                              =========== ============




                      CastlePoint Holdings, Ltd.
                Consolidated Statements of Income and
                         Comprehensive Income
                             (Unaudited)

                                                 Three Months Ended
                                                     March 31,
                                                 2007         2006
                                              ------------ -----------
                                              ($ in thousands, except
                                                share and per share
                                                      amounts)
Revenues
   Net premiums earned (primarily with related
    parties)                                  $    45,596  $       --
   Commission income (primarily with related
    parties)                                        1,561          --
   Net investment income                            5,791          --
   Net realized gain on investment                      6          --
                                              ------------ -----------
     Total revenues                                53,954          --
                                              ------------ -----------
Expenses
  Loss and loss adjustment expenses (primarily
   with related parties)                           25,326          --
  Commission and other acquisition expenses
   (primarily with related parties)                16,573          --
  Other operating expenses                          3,336         436
  Interest expense                                  2,201          --
                                              ------------ -----------
      Total expenses                               47,436         436
                                              ------------ -----------
Income (loss) before income taxes                   6,518        (436)
Income tax benefit                                    553          --
                                              ------------ -----------
Net income (loss)                             $     7,071  $     (436)
                                              ============ ===========

Comprehensive Income
  Net income(loss)                            $     7,071  $     (436)
  Other comprehensive income:
     Gross unrealized investment holding gains
      arising during period                           715          --
     Less: reclassification adjustment for
      gains included in net income                      6          --
                                              ------------ -----------
                                                      709          --
     Income tax expense related to items of
      other comprehensive income                      (28)         --
                                              ------------ -----------
     Total other comprehensive income                 681          --
                                              ------------ -----------
        Comprehensive Income (loss)           $     7,752  $     (436)
                                              ============ ===========

Earnings Per Share
  Basic earnings per common share             $      0.23  $    (0.29)
                                              ============ ===========
  Diluted earnings per common share           $      0.23  $    (0.29)
                                              ============ ===========

Weighted Average Common Shares Outstanding:
  Basic                                        30,421,695   1,504,842
  Diluted                                      30,507,021   1,504,842




              Reinsurance Segment Results of Operations
                           ($ in thousands)


                                                   -------------------
                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
                                                    ($ in thousands)
Revenues
Premiums earned
   Gross premiums earned                           $ 46,596    $   --
   Less: ceded premiums earned                           --        --
                                                   --------- ---------
   Net premiums earned                               46,596        --
                                                   --------- ---------
Expenses
Loss and loss adjustment expenses
   Gross loss and loss adjustment expenses           25,326        --
   Less: ceded loss and loss adjustment expenses          -        --
                                                   --------- ---------
   Net loss and loss adjustment expenses             25,326        --
Underwriting expenses
   Ceding commission expense                         15,357
   Other underwriting expenses                          650       104
                                                   --------- ---------
Total underwriting expenses                          16,007       104
                                                   --------- ---------
Underwriting Profit                                $  5,263    $ (104)
                                                   ========= =========
Loss Ratios
Gross                                                  54.4%      0.0%
Net                                                    54.4%      0.0%
Accident Year Loss Ratios
Gross                                                  53.2%      0.0%
Net                                                    53.2%      0.0%
Underwriting Expense Ratios
Gross                                                  34.4%      0.0%
Net                                                    34.4%      0.0%
Combined Ratios
Gross                                                  88.7%      0.0%
Net                                                    88.7%      0.0%




           Insurance Services Segment Results of Operations
                           ($ in thousands)

                                          Three Months Ended March 31,
                                          ----------------------------
                                              2007           2006
                                          --------------  ------------
                                                ($ in thousands)
Revenues
Direct commission revenue from programs       $   1,561      $     --
                                          --------------  ------------
Total Revenues                                    1,561            --
                                          --------------  ------------
Expenses
Direct commissions expense from programs          1,216            --
Other insurance services expenses                 1,344            18
                                          --------------  ------------
Total Expenses                                    2,560            18
Insurance Services Profit(Loss)               $    (999)     $    (18)
                                          ==============  ============

    CONTACT: CastlePoint Holdings, Ltd.
             Joel Weiner, 441-294-6400
             Senior Vice President and Chief Financial Officer
             Joel.Weiner@CastlePoint.bm